UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 16, 2010

OAK FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Michigan

	000-22461	38-2817345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 84th Street, S.W.

Byron Center, Michigan	49315

(Address of principal executive office)

(Zip Code)

Registrant's telephone number, including area code: (616) 878-1591

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.07  Submission of Matters to a Vote of Security Holders.

On January 7, 2010, O.A.K. Financial Corporation ("OAK") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Chemical Financial Corporation ("Chemical").  Pursuant to the terms of the Merger Agreement, OAK will merge with and into Chemical, and the separate corporate existence of OAK will cease (the "Merger").

OAK held a special meeting of its stockholders on April 16, 2010:  (i) to approve the Merger and the Merger Agreement, and the transactions contemplated thereby (the "Merger Proposal"), and (ii) to approve an adjournment of the special meeting of stockholders, if necessary, in order to permit further solicitation and a vote of proxies in favor of the Merger Proposal (the "Adjournment Proposal").

At the special meeting, the Merger Proposal was approved by holders of OAK's common stock, with 1,842,325 shares cast "For" the Merger Proposal, 60,752 shares cast "Against," 18,157 shares "Abstaining", and zero (0) broker non-votes.  The Merger Proposal received the necessary vote in favor to be adopted by shareholders at the special meeting.  Because sufficient votes were received to pass the Merger Proposal, the Adjournment Proposal was not voted upon at the special meeting.

The Merger Proposal and the Adjournment Proposal are described in detail in OAK's proxy statement for the special meeting filed by OAK with the Securities and Exchange Commission (the "SEC") on March 12, 2010.

ITEM 8.01  Other Events

On April 16, 2010, OAK issued a press release, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by reference, in which it announced, among other things, that OAK's stockholders had approved the Merger Proposal.

ITEM 9.01     Financial Statements and Exhibits.

(d)       Exhibits

99.1     Press Release dated April 16, 2010.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 16, 2010	OAK FINANCIAL CORPORATION (Registrant) By: /s/ James A. Luyk James A. Luyk Chief Financial Officer